Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

STEREOTAXIS, INC.

Stereotaxis, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 24,000 shares of “Series A Convertible Preferred Stock” of the Company, as follows:

RESOLVED, that the Company is authorized to issue 24,000 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), with a stated value of $1,000 per share, which shall have the following powers, designations, preferences and other special rights:

(1) Dividends. The Preferred Shares shall bear dividends at a rate of six percent (6.0%) per annum, which shall be cumulative and accrue daily from the Issuance Date (as defined below), on the Stated Value (as defined below). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Such dividends shall not be paid or payable in cash, except in connection with any liquidation, dissolution or winding up of the Company or any redemption of the Preferred Shares pursuant to the terms hereof or as otherwise expressly set forth herein. In addition, subject to the rights of the holders, if any, of the shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (as defined below) (the “Pari Passu Shares”), if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of the Company’s common stock, par value $0.001 per share (“Common Stock”), by way of return of capital or otherwise (including any dividend or other distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the Effective Date, then, in each such case, each holder of Preferred Shares shall be entitled to receive such Distribution, and the Company shall make such Distribution to such holder, exactly as if such holder had converted such holder’s Preferred Shares in full (and, as a result, had held all of the Conversion Shares that such holder would have received upon such conversion, without regard to any limitations or restrictions on conversion) immediately prior to the record date for such Distribution, or if there is no record date therefor, immediately prior to the effective date of such Distribution (but without the holder’s actually having to so convert such holder’s Preferred Shares). For the avoidance of doubt, payments under the preceding sentence shall be made concurrently with the Distribution to the holders of Common Stock.

(2) Holder’s Conversion of Preferred Shares. A holder of Preferred Shares shall have the right, at such holder’s option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

(a) Conversion Right. At any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(h)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled or required to convert Preferred Shares for a number of Conversion Shares in excess of that number of Conversion Shares that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its Affiliates and any other persons or entities whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including shares held by any “group” of which the holder is a member (any such other persons and entities being referred to herein as “Other Persons”), to exceed the Beneficial Ownership Limitation. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the shares of Common Stock that would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its Affiliates and any Other Persons and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company beneficially owned by the holder and its Affiliates and any Other Persons (including any of the Warrants (as defined in the Securities Purchase Agreement) and any other warrants and any convertible preferred shares or notes) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein. Subject to the immediately preceding sentence, for purposes of this Section 2(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and applicable regulations of the Securities and Exchange Commission (“SEC”), and “group” shall have the meaning set forth in Section 13(d) of the 1934 Act and applicable regulations of the SEC. For purposes of this Certificate of Designations, in determining the number of outstanding shares Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K filed under the 1934 Act, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such request, confirm in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares Common Stock shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company and Preferred Shares by such holder and its Affiliates and any Other Persons, since the date as of which such number of outstanding shares of Common Stock was reported. Notwithstanding the foregoing, each holder of Preferred Shares shall have the sole right and obligation to determine whether the restrictions contained in this Section 2(a) apply to such holder. For purposes of determining the maximum number of shares of Common Stock that the Company may issue to a holder upon conversion of Preferred Shares, such holder’s delivery of a Conversion Notice (as defined in Section 2(e)) with respect to such conversion shall constitute a representation by such holder that the holder has determined, based on the most recent public filings by the Company under the 1934 Act (or any differing information received from the Company as provided above), that upon the issuance of the shares of Common Stock to be issued to such holder, the shares of Common Stock beneficially owned by such holder and its Affiliates and any Other Persons will not exceed the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock immediately after giving effect to the issuance of shares of Common Stock upon such conversion of Preferred Shares; provided, however, that a holder of Preferred Shares, upon not less than 61 days’ prior notice to the Company, may increase the Beneficial Ownership Limitation applicable to such holder (but, for the avoidance of doubt, not to any subsequent holder of such Preferred Shares or to any other holder of Preferred Shares) to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion of Preferred Shares. No such increase shall be effective prior to the 61st day after such notice is delivered to the Company.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Section (2)(a) shall be determined according to the following formula (the “Conversion Rate”):

Liquidation Preference

Conversion Price

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “1933 Act”). Any investment fund or managed account that is managed on a discretionary basis by the same investment manager as a holder will be deemed to be an Affiliate of the holder.

(ii) “Approved Stock Plan” shall mean any employee benefit plan that has been approved by the Board of Directors and the shareholders of the Company (either prior to or following the date of this Certificate of Designations), pursuant to which the Company’s securities may be issued to any consultant, employee, officer or director for services provided to the Company.

(iii) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(iv) “Conversion Price” means, on a per share basis, as of any Conversion Date (as defined below) or other date of determination $0.65, subject to adjustment as provided herein.

(v) “Conversion Shares” means shares of Common Stock issuable upon conversion of Preferred Shares.

(vi) “Convertible Security” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

(vii) “Effective Date” means September 29, 2016.

(viii) “Enterprise Value” means (a) the product of (1) the number of issued and outstanding shares of Common Stock on the date the Company delivers a Notice of Major Transaction (as defined below), multiplied by (2) the Weighted Average Price for the Common Stock on such date, plus (b) the aggregate Liquidation Preference of the issued and outstanding Preferred Shares (together with the liquidation preference of any other outstanding preferred stock of the Company), plus (c) the amount of the Company’s and the Subsidiaries’ indebtedness as shown on a consolidated basis on the latest balance sheet publicly filed under the 1934 Act prior to the date the Company delivers the Notice of Major Transaction (the “Current Balance Sheet”), less (d) the amount of cash and cash equivalents of the Company and the Subsidiaries as shown on a consolidated basis on the Current Balance Sheet.

(ix) “Issuance Date” means, with respect to each Preferred Share, the date of issuance of such Preferred Share.

(x) “Liquidation Preference” means, with respect to each Preferred Share, the Stated Value plus an amount per share equal to any dividends accrued and unpaid through the date of determination.

(xi) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(xii) “Principal Market” means, with respect to the Common Stock, the OTC Markets — OTCQX tier; provided that, (A) if the Common Stock is listed on any of the NYSE MKT, The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or a successor to any of the foregoing) (each, a “National Exchange”), then Principal Market with respect to the Common Stock shall mean such National Exchange, and (B) if the Common Stock ceases to be listed or quoted on the OTC Markets – OTCQX tier or any National Exchange, then Principal Market with respect to the Common Stock shall mean the principal securities exchange or trading market for the Common Stock; and with respect to any other security, Principal Market shall mean the principal securities exchange or trading market for such security.

(xiii) “Registration Rights Agreement” means that certain registration rights agreement between the Company and the investors party thereto, as the same may be amended, restated, modified or supplemented and in effect from time to time.

(xiv) “Securities” means, collectively, the Preferred Shares and the Conversion Shares.

(xv) “Securities Purchase Agreement” means that certain Securities Purchase Agreement between the Company and the investors party thereto, as the same may be amended, restated, modified or supplemented and in effect from time to time.

(xvi) “Stated Value” means $1,000.

(xvii) “Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the outstanding capital stock, equity or similar interests or voting power of such entity, whether directly or through any other Subsidiary.

(xviii) “Weighted Average Price” means, for any security as of any date, the U.S. dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Markets (or any successor thereto, “Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and either (i) the holders of a majority of the Preferred Shares to be redeemed pursuant to Section 3 or Section 4 hereof, as applicable, or (ii) the holder of the Preferred Shares as to which the determination is being made, with respect to any determination pursuant to Section 2 hereof. If the Principal Market is located in a country other than the United States, the Weighted Average Price shall be calculated in U.S. dollars using the spot rate for the purchase of the applicable foreign currency at the close of business on the immediately preceding Business Day in New York, New York published in the Wall Street Journal. If the Company and the applicable holders of the Preferred Shares described above are unable to agree upon the fair market value of the Common Stock or other security, then such dispute shall be resolved pursuant to Section 2(e)(iii), Section 3(g) or

Section 4 below, as applicable. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

(c) Adjustment to Conversion Price. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(c).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) outstanding shares of Common Stock (“Shares”) into a greater number of Shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding Shares into a lesser number of Shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 2(c)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets (including, for the avoidance of doubt, all or substantially all of the assets of the Company and the Subsidiaries in the aggregate) to another Person (as defined below), or other transaction, that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to ensure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder’s Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders’ rights and interests to ensure that the provisions of this Section 2(c) and Section 2(d) will thereafter be applicable to the Preferred Shares (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of each of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than such Conversion Price in effect immediately prior to such consolidation, merger or sale and an immediate revision to the Conversion Price to reflect the price of the common stock of the surviving entity and the market in which such common stock is traded). The Company will not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(iii) Certain Events. If any event occurs of the type contemplated by the provisions of Sections 2(c)(i)-(ii) but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(c).

(iv) Notices.

(A) Promptly following, but in no event later than three (3) Business Days, after any adjustment of the Conversion Price pursuant to this Section 2(c), the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(B) The Company will give written notice to each holder of the Preferred Shares at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the consummation of any Major Transaction, Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(d) Purchase Rights. If at any time after the Effective Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(e) Mechanics of Conversion.

(i) Holder’s Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and its designated transfer agent (the “Transfer Agent”) which Conversion Notice may specify that such conversion is conditioned upon consummation of a Major Transaction or Organic Change or any other transaction (such Major Transaction, Organic Change or other transaction, a “Conversion Triggering Transaction”), and (B) if required by Section 2(e)(vii), surrender to a carrier, for overnight delivery to the Company as soon as practicable following such date, the original certificate(s) (the “Preferred Stock Certificate(s)”) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (or, if the conversion is conditioned upon the consummation of a Conversion Triggering Transaction, on the date of (and immediately prior to) the consummation of such Conversion Triggering Transaction). Notwithstanding anything to the contrary contained herein, the holder may elect, in connection with a conversion that is contingent upon an Organic Change, that such conversion be effected contemporaneously with such Organic Change and that the holder will acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon such conversion of such holder’s Preferred Shares, such shares of stock, securities or assets of the acquiring entity in the Organic Change that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares that would have been acquirable and receivable upon such conversion of Preferred Shares as of the date of such Organic Change. In the event that the Conversion Shares issuable upon conversion are to be issued in any name other than that of the registered holder of the Preferred Shares being converted, each Preferred Stock Certificate representing such Preferred Shares surrendered for conversion shall be accompanied by instruments of transfer, in customary form duly executed by the holder or such holder’s duly authorized agent.

(ii) Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) immediately send, via electronic mail, a confirmation of receipt of such Conversion Notice to such holder and (B) no later than the second Business Day following the date of receipt (or, if the conversion is conditioned upon the consummation of a Conversion Triggering Transaction, immediately prior to the consummation of such Conversion Triggering Transaction) (the “Share Delivery Date”), as directed by such holder in the Conversion Notice, (I) provided that the holder of the Preferred Shares (or its designee) is eligible to receive shares through The Depository Trust Company (“DTC”), credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian (DWAC) system, (II) issue and deliver to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled or (III) issue such aggregate number of shares of Common Stock to the holder or its designee through the Direct Registration System (DRS) of DTC and deliver a statement with respect thereto to the address specified in the Conversion Notice, and in any case, such shares of Common Stock shall not bear, or otherwise be subject to, the 1933 Act Legend (as defined in the Securities Purchase Agreement) as and to the extent provided in Section 2(f) hereof. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, at its own expense, as soon as practicable and in no event later than four (4) Business Days after the Company shall have received the applicable Preferred Stock Certificate(s) (the “Certificate Delivery Date”), issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a bona fide dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile and electronic mail within two (2) Business Days of receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within three (3) Business Days submit via electronic mail the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant or other financial institution mutually acceptable to the Company and such holder. The Company shall direct the accountant or financial institution, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results as promptly as practicable, but in no event later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s or other institution’s determination or calculation, as the case may be, shall be binding upon all parties, absent manifest error.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company’s Failure to Timely Convert. In the event the Company shall (x) fail for any reason or no reason (other than as a result of a delay caused by such holder’s broker or agent, but in such case, only to the extent and for such period of time that such broker or agent’s action or inaction is the direct cause of such delay) to (A) credit the holder’s balance account with DTC for such number of shares of Common Stock to which the holder is entitled upon such exercise, (B) issue and deliver to a holder a certificate for the number of shares of Common Stock to which the holder is entitled upon the conversion of Preferred Shares, or (C) issue electronically in the name of the holder or its designee through the Direct Registration System (DRS) of DTC such number of shares of Common Stock to which the holder is entitled upon such conversion, in any such case on or prior to the Share Delivery Date, or (y) after the applicable SEC Effective Date, or at such other time as the Unrestricted Conditions have been met, issue any such shares of Common Stock bearing, or otherwise being subject to, the 1933 Act Legend, then the Company shall pay, as partial liquidated damages (but not as a penalty and in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), to such holder on each day (I) after the Share Delivery Date that such conversion is not timely effected, in the case of clause (x) above, or (II) that such shares of Common Stock bear, or are otherwise subject to, the 1933 Act Legend, in the case of clause (y) above, in an amount equal to 0.25% of the product of (X) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(e)(ii) and to which such holder is entitled (or which bear, or are otherwise subject to, the 1933 Act Legend, as applicable) and (Y) the Weighted Average Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 2(e)(ii). Alternatively, (a) subject to the dispute resolution provisions of Section 2(e)(iii), at the election of the holder made in the holder’s sole discretion, the Company shall pay to the holder, in lieu of the partial liquidated damages referred to in the preceding sentence (but not as a penalty and in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), 110% of the amount by which (1) the holder’s total purchase price (including brokerage commissions, if any) for shares of Common Stock purchased to make delivery in satisfaction of a sale by the holder of the shares of Common Stock to which the holder is entitled but has not received upon conversion (or which bear, or are otherwise subject to, the 1933 Act Legend), exceeds (2) the net proceeds received by the holder from the sale of the shares of Common Stock to which the Holder is entitled but has not received upon such exercise (or which bear, or are otherwise subject to, the 1933 Act Legend), and (b) at the option of such holder, either (i) such conversion of Preferred Shares shall be cancelled and the Company shall reinstate such Preferred Shares and the related number of Conversion Shares with respect to such conversion, or (ii) the Company shall deliver to such holder the number of Conversion Shares that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.

(vi) Company’s Failure to Issue Certificates. In the event the Company shall fail to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled on or before the Certificate Delivery Date pursuant to Section 2(e)(ii), then the Company shall pay, as partial liquidated damages (but not as a penalty and in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), to such holder on each day after the Certificate Delivery Date that such delivery of such Preferred Stock Certificates is not timely effected in an amount equal to 0.25% of the product of (A) the number of shares of Common Stock issuable upon conversion of the Preferred Shares to be represented by such Preferred Stock Certificate as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(e)(ii) and (B) the Weighted Average Price of the Common Stock on the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(e)(ii), other than as a result of a delay caused by such holder’s broker or other agent, but in such case, only to the extent and for such period of time that such broker or agent’s action or inaction is the direct cause of such delay.

(vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares, if any, to the Company unless the full number of Preferred Shares represented by the certificate are being converted or redeemed. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares, if any, upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by any such certificate may be less than the number of Preferred Shares stated of the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(e)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(e)(vii) OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS.

(f) Legend Removal. Notwithstanding anything to the contrary contained herein or in the Securities Purchase Agreement, upon the written request to the Company of a holder of a certificate or other instrument representing any Securities, the 1933 Act Legend shall be removed and the Company shall issue a certificate without the 1933 Act Legend to the holder of the Securities upon which it is stamped (or, in the case of any Conversion Shares being acquired upon conversion of any Preferred Shares, the Company shall issue the Conversion Shares without being subject to the 1933 Act Legend), if (i) such Securities are registered for resale under the 1933 Act (the date any such registration is declared effective by the SEC, the “SEC Effective Date”), (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a reasonably acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144, or (iv) such holder certifies, on or after the date that is six (6) months after the date on which such holder acquired the Securities (or is deemed to have acquired the Securities under Rule 144, which in the case of Conversion Shares shall be the Closing Date (as defined in the Securities Purchase Agreement) on which the

Preferred Shares convertible into such Conversion Shares were issued), that such holder is not an “affiliate” of the Company (as defined in Rule 144) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the transfer agent for the Common Stock promptly after the applicable SEC Effective Date, or at such other time as the Unrestricted Conditions have been met, if required by such transfer agent to effect the issuance of the applicable Preferred Shares or Conversion Shares without the 1933 Act Legend or removal of the 1933 Act Legend; provided, that in the event that the Company’s legal counsel determines in good faith that it is unable to issue such a legal opinion to the transfer agent as a result of an amendment to Rule 144 (e.g., to extend the holding period thereunder) or other applicable securities laws, rules or regulations subsequent to the Closing Date, the Company shall not be required to deliver such legal opinion until the earliest time as its counsel is able to do so. If the Unrestricted Conditions are met with respect to any Preferred Shares or Conversion Shares at the time of issuance of such Security, then such Security shall be issued free of the 1933 Act Legend. The Company agrees that, following the applicable SEC Effective Date with respect to any Securities or at such time as the Unrestricted Conditions are otherwise met or the 1933 Act Legend is otherwise no longer required under this Section 2(f), any certificates representing such Securities bearing the 1933 Act Legend may be exchanged for certificates bearing no 1933 Act Legend. The Company shall, or shall cause the transfer agent for the Common Stock (as applicable), to deliver the certificates not bearing, or otherwise issue such Securities without being subject to, as applicable, such legend within three (3) Business Days after receipt of the legended Securities (or any certificate or instrument representing such Securities). The Company shall be responsible for the fees of its transfer agent and all of the DTC fees associated with any issuance hereunder.

(g) Company’s Failure to Timely Remove Legends. If, following the applicable SEC Effective Date or at such time as the Unrestricted Conditions are otherwise met or the 1933 Act Legend is otherwise no longer required under Section 2(f) hereof, the Company fails to deliver, or cause the transfer agent for the Common Stock to deliver (other than as a result of a delay caused by such holder’s broker or other agent, but in such case, only to the extent and for such period of time that such broker’s or agent’s action or inaction is the direct cause of such delay), the Preferred Shares or any Conversion Shares (including any certificate or instrument representing any such Preferred Shares or Conversion Shares) that do not bear and are not otherwise subject to the 1933 Act Legend within three (3) Business Days after receipt of legended Securities (or any certificate or instrument representing such Securities), then the Company shall pay, as partial liquidated damages (but not as a penalty and in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), to such holder on each day after such third (3rd) Business Day that such delivery of such unlegended Securities is not timely effected in an amount equal to 0.25% of the product of (A) the sum of (x) the number of shares of Common Stock, and (y) the number of shares of Common Stock issuable upon conversion of the Preferred Shares, in each case that were not so-delivered to the holder without being subject to the 1933 Act Legend, and (B) the Weighted Average Price of the Common Stock on the last possible date which the Company could have issued such unlegended Securities to such holder without violating Section 2(f). For the avoidance of doubt, any payments pursuant to this Section 2(g) shall be duplicative of any payments made pursuant to Section2(e)(v) hereof upon any conversion of Preferred Shares.

(h) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share (with 0.5 rounded up).

(i) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Shares, provided, that the foregoing shall not apply with respect to any individual or entity income taxes that are payable by any holder.

(3) Redemption at Option of Holders.

(a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Major Transaction, each holder of Preferred Shares shall have the right, at such holder’s option, but solely in accordance with the provisions of Section 3(e), to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) the Liquidation Preference, and (ii) the product of (A) the Conversion Rate at such time, multiplied by (B) either (x) in the event of a Change of Control Transaction in which all of the outstanding Shares are exchanged for, or converted into the right to receive, consideration consisting solely of cash, then the consideration per Share payable in such Change of Control Transaction, or (y) otherwise, the Weighted Average Price of the Common Stock on the date immediately preceding the closing of the Major Transaction (the “Major Transaction Redemption Price”).

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder’s option, but solely in accordance with the provisions of Section 3(f), to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Liquidation Preference, and (ii) the product of (A) the Conversion Rate on the date of such holder’s delivery of a Notice of Redemption at Option of Buyer Upon Triggering Event, multiplied by (B) the greater of (x) the Weighted Average Price of the Common Stock on the trading day immediately preceding such Triggering Event or (y) the Weighted Average Price of the Common Stock on the date of the holder’s delivery to the Company of a Notice of Redemption at Option of Buyer Upon Triggering Event (as defined below) or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open (the “Triggering Event Redemption Price” and, collectively with the Major Transaction Redemption Price, the “Redemption Price”).

(c) “Major Transaction”. A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Company with or into another Person (other than a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) (a “Change of Control Transaction”);

(ii) the sale or transfer of (A) all or substantially all of the Company’s assets (including, for the avoidance of doubt, all or substantially all of the assets of the Company and the Subsidiaries in the aggregate), or (B) assets of the Company (including, for the avoidance of doubt, assets of the Company and the Subsidiaries in the aggregate) for consideration in an aggregate amount equal to more than 50% of the Enterprise Value (as defined above) of the Company;

(iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock;

(iv) the acquisition by any Person or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(v) any change in the composition of the board of directors of the Company such that the individuals who, as of the Effective Date, constituted the board of directors of the Company cease for any reason to constitute at least a majority of the board of directors of the Company.

(d) “Triggering Event”. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) A Registration Default (as defined in the Registration Rights Agreement) continues for a period of 10 consecutive trading days (provided, however, that the foregoing shall not constitute a “Triggering Event” so long as the Company is using its reasonable best efforts to cure such Registration Default);

(ii) suspension from quotation or listing or delisting of the Common Stock from the Principal Market for a period of 10 consecutive trading days;

(iii) the Company’s failure to deliver Conversion Shares within 15 days of the Conversion Date or the Company’s notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below;

(iv) following the applicable SEC Effective Date or at such time as the Unrestricted Conditions are otherwise met or the 1933 Act Legend (as defined in the Securities Purchase Agreement) is otherwise no longer required under Section 2(f) of this Certificate of Designations and a request for removal has been made by the holder, the Company’s failure to deliver, or cause the transfer agent for the Common Stock to deliver, the Preferred Shares or any Conversion Shares (including any certificate or instrument representing any such Preferred Shares or Conversion Shares) without bearing or otherwise being subject to the restrictive legend either (x) in the case of a conversion, within 15 days of the Conversion Date, or (y) otherwise, within 15 days after receipt of the legended Securities;

(v) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 30 days.

(e) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No later than 20 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via electronic mail and overnight courier (a “Notice of Major Transaction”) to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least 30 days prior to a Major Transaction, at any time on or after the date which is 30 days prior to a Major Transaction) and ending on the later of (x) five Business Days prior to the consummation of such Major Transaction, and (y) ten trading days following the Company’s delivery of a Notice of Major Transaction, any holder of Preferred Shares may require the Company to redeem all or a portion of the holder’s Preferred Shares by delivering written notice thereof (a “Notice of Redemption at Option of Buyer Upon Major Transaction”) to the Company. The Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a). In the event a holder of Preferred Shares delivers to the Company a Notice of Redemption at Option of Buyer Upon Major Transaction, then prior to the consummation of such Major Transaction, the Company shall make arrangements (which may include obtaining a written agreement from the acquiring entity, as applicable, that payment of the Major Transaction Redemption Price shall be made to the holder upon the consummation of the Major Transaction) satisfactory to the holder, as determined by the holder in its sole discretion, that the Major Transaction Redemption Price will be paid, in full, to the holder concurrently with the consummation of such Major Transaction. The Company hereby acknowledges and agrees that each such holder shall have the right to apply for an injunction in any state or federal courts sitting in the State of Delaware to prevent the closing of the Major Transaction unless and until such arrangements satisfactory to the holder have been made.

(f) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within two Business Days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via electronic mail and overnight courier (a “Notice of Triggering Event”) to each holder of Preferred Shares. At any time after the earlier of a holder’s receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares may require the Company to redeem all or a portion of the holder’s Preferred Shares by delivering written notice thereof (a “Notice of Redemption at Option of Buyer Upon Triggering Event”) to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b).

(g) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any holder of Preferred Shares, the Company shall promptly but in no event later than two Business Days, notify each such holder by electronic mail and facsimile of the Company’s receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly submit, if required by Section (2)(e)(vii), to the Company or its Transfer Agent such holder’s Preferred Stock Certificates, if any, which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 3(f), to such holder within ten (10) Business Days after the Company’s receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event and, in the case of a redemption pursuant to Section 3(e), the Company shall deliver the applicable Major Transaction Redemption Price contemporaneously with the consummation of the Major Transaction; provided that, if required by Section 2(e)(vii), a holder’s Preferred Stock Certificates shall have been so delivered to the Company; provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder’s pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption (other than pursuant to a bona fide dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designation, the Securities Purchase Agreement and the Registration Rights Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. In the event that the Company fails to pay such unpaid applicable Redemption Price in full to a holder of Preferred Shares by the 10th Business Day following delivery of a Notice of Redemption at Option of Buyer Upon Triggering Event or contemporaneously with the consummation of the Major Transaction, such holder shall have the option to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via electronic mail (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice(s) prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Stock Certificates submitted to the Company by each holder for redemption under this Section 3(g) and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest Weighted Average Price for the Common Stock during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, was delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) was delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. Notwithstanding the foregoing, in the event of a bona fide dispute as to the determination of the Weighted Average Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate.” A holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.

(4) Redemption at the Company’s Election Upon Change of Control.

(a) Redemption. At any time or times on or after the date the Company publicly discloses a Change of Control Transaction, the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed (“Redemption at Company’s Election”) at a price per Preferred Share equal to the greater of (i) the Liquidation Preference, and (ii) the product of (A) the Conversion Rate at such time, multiplied by (B) either (x) in the event of a Change of Control Transaction in which all of the outstanding Shares are exchanged for, or converted into the right to receive, consideration consisting solely of cash, then the consideration per Share payable in such Change of Control Transaction, or (y) otherwise, the Weighted Average Price of the Common Stock on the date immediately preceding the closing of the Change of Control Transaction (the “Change of Control Redemption Price”); provided that the Conditions to Redemption at the Company’s Election (as set forth below) are satisfied. The Company shall exercise its right to Redemption at Company’s Election by providing each holder of Preferred Shares written notice (“Notice of Redemption at Company’s Election”) after the public disclosure of a Change of Control Transaction and at least 30 trading days prior to the date of consummation of the Change of Control Transaction (“Company’s Election Redemption Date”). The Notice of Redemption at Company’s Election shall indicate the anticipated Company’s Election Redemption Date. If the Company has exercised its right of Redemption at Company’s Election and the conditions to such Redemption at Company’s Election have been satisfied, then all Preferred Shares outstanding at the time of the consummation of the Change of Control Transaction shall be redeemed as of the Company’s Election Redemption Date by payment by the Company to each holder of Preferred Shares of the Change of Control Redemption Price concurrent with the closing of the Change of Control Transaction. All holders of Preferred Shares shall thereupon and within five Business Days after the Company’s Election Redemption Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred Stock Certificates, if any, duly endorsed for cancellation, to the Company. In the event the Company delivers a Notice of Redemption at Company’s Election, then prior to the consummation of such Change of Control Transaction, the Company shall make arrangements (which may include obtaining a written agreement from the acquiring entity, as applicable, that payment of the Change of Control Redemption Price shall be made to the holder upon the consummation of the Change of Control Transaction) satisfactory to the holder, as determined by the holder in its sole discretion, that the Change of Control Redemption Price will be paid, in full, to the holder concurrently with the consummation of such Change of Control Transaction. The Company hereby acknowledges and agrees that each such holder shall have the right to apply for an injunction in any state or federal courts sitting in the State of Delaware to prevent the closing of the Change of Control unless and until such arrangements satisfactory to the holder have been made. If the Company fails to pay the full Change of Control Redemption Price with respect to any Preferred Shares concurrently with the closing of the Change of Control Transaction, then the Redemption at Company’s Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. Notwithstanding the foregoing, in the event of a bona fide dispute as to the determination of the Weighted Average Price or the arithmetic calculation of the Change of Control Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term “Change of Control Redemption Price” being substituted for the term “Conversion Rate.” “Conditions to Redemption at the Company’s Election” means the following conditions: (1) on each day during the period beginning 60 trading days prior to the date of the Company’s Election Redemption Date and ending on and including the Company’s Election Redemption Date, the Common Stock shall have been listed or quoted, as applicable, on the Principal Market and shall not have been suspended from trading; (2) during the period beginning on the Issuance Date and ending on and including the Company’s Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the holders of the Preferred Shares (without bearing or otherwise being subject to the 1933 Act Legend) on a timely basis as set forth in Sections 2(e)(ii) and Section 2(f) hereof; and (3) there has not been any Triggering Event and the Company has otherwise satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company’s Election Redemption Date.

(b) Company Must Have Immediately Available Funds. The Company shall not be entitled to send any Notice of Redemption at Company’s Election pursuant to Section 4(a) above and begin the redemption procedure thereunder unless it has, or will have upon consummation of the Change of Control Transaction, the full amount of the Change of Control Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution.

(5) [Reserved]

(6) Redemption Price Payable Out of Cash Legally Available therefor; Priority of Payment. Notwithstanding anything herein to the contrary, any redemption of Preferred Shares pursuant to the terms of this Certificate of Designations (any such redemption, a “Redemption”) shall be payable out of any cash legally available therefor. At the time of any Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the Preferred Shares subject to such Redemption upon the Redemption, the Company shall use available funds to redeem a pro rata portion of each holder’s Preferred Shares subject to such Redemption, to the extent permissible under Delaware law. Any payments provided for in Section 3 or Section 4 in connection with a Redemption shall have priority to payments to holders of Common Stock or any other class of capital stock of the Company (other than the holders of Preferred Shares) in connection with a Major Transaction or Change of Control Transaction, as applicable, and, the Company shall not (and shall cause the acquiring entity in an Organic Change to not) make any payment to any holder of Common Stock or any other class of capital stock of the Company (other than the holders of Preferred Shares) unless and until the Company (or such acquiring entity, as applicable) has satisfied all of the Company’s obligations hereunder with respect to any Redemption as to which a Notice of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Company’s Election, as applicable, has been delivered prior to the consummation of such Major Transaction or Change of Control Transaction, as applicable.

(7) Reissuance of Certificates. Subject to Section 2(e)(vii), in the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

(8) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions); provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The number of shares of Common Stock reserved for conversions of the Preferred Shares shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder. In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

(9) Voting Rights. The holders of Preferred Shares shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote. Each holder of Preferred Shares shall be entitled to vote such Preferred Shares on an as-converted basis (based upon the aggregate number of Conversion Shares into which such holder’s Preferred Shares are then convertible, giving effect to any limitations on conversion set forth in Section 2(a) above) with respect to all matters on which holders of Common Stock are entitled to vote and shall otherwise be entitled to such voting rights as required by applicable law.

(10) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of Pari Passu Shares, then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. Thereafter, the holders of the Preferred Shares shall share ratably in any distributions and payments of any remaining assets of the Company, on an as-converted basis (without giving effect to any limitations on conversion set forth in this Certificate of Designations), with the holders of Common Stock. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of all or substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(11) Preferred Rank; Participation. All Preferred Shares rank senior to the Common Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Beginning on the Closing Date and ending on the date that is sixty-one (61) months after the Closing Date, so long as at eight thousand (8,000) of the Preferred Shares issued on the Closing Date remain outstanding, without the prior express written consent of the holders of not less than a majority of the then outstanding Preferred Shares, the Company shall not authorize or issue additional or other capital stock that is of rank senior to or pari passu with the Preferred Shares in respect of the preferences as to dividends or distributions or payments upon the liquidation, dissolution or winding up of the Company. Without the prior express written consent of the holders of not less than a majority of the then outstanding Preferred Shares, the Company shall not hereafter (i) authorize or make any amendment to the Company’s Amended and Restated Certificate of Incorporation or bylaws, or (ii) file any resolution of the Board of Directors of the Company with the Secretary of State of the State of Delaware, in the case of (i) or (ii) containing any provisions which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock of the Company. Except to the extent adequate provision is made for, as determined by the holders of not less than a majority of the then outstanding Preferred Shares, as expressly provided elsewhere in this Certificate of Designations, in the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.

(12) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than a majority of the then outstanding Preferred Shares; provided that the foregoing shall not limit the right of the Company to effectuate (i) any “net issuance” or “net settlement” features in any convertible security outstanding as of the date hereof and set forth on Schedule 3.c to the Securities Purchase Agreement, so long as such security is not amended or otherwise modified after the date hereof, (ii) any cashless exercise provision or to satisfy any tax withholding right upon the exercise of any options or the vesting of any equity awards issued pursuant to an Approved Stock Plan or (iii) so long as such transaction is approved by the Board of Directors of the Company following the Closing Date, a single transaction or series of related transactions, involving one of the Company’s existing investors that beneficially owns not less than an aggregate of 1,000,000 shares of Common Stock as of the date of the Securities Purchase Agreement, to close within ninety (90) days of the Closing Date, provided that the Company shall not have any net cash outflows in connection with such transaction, or series of related transactions.

(13) Vote to Change the Terms of or Issue Preferred Shares; Amendment. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Designations or the Company’s Amended and Restated Certificate of Incorporation which would amend, alter, change, repeal or otherwise affect any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification or supplement of any provision of this Certificate of Designations unless the same consideration also is offered to all of the holders of the Preferred Shares. For clarification purposes, this provision constitutes a separate right granted to each holder of Preferred Shares and is not intended for the Company to treat such holders as a class and shall not be construed in any way as such holders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or otherwise.

(14) [Reserved]

(15) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert the Preferred Shares represented thereby into Common Stock.

(16) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly described herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the holders of the Preferred Shares by vitiating the intent and purpose of the transactions contemplated by this Certificate of Designations and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach by the Company of the provisions of this Certificate of Designations, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

(17) Payment Set Aside. To the extent that the Company or any of the Subsidiaries makes a payment or payments to the holders of Preferred Shares hereunder or such holders enforce or exercise their rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or such Subsidiary, by a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(18) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders of Preferred Shares and shall not be construed against any person as the drafter hereof.

(19) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) Notice. Whenever notice is required to be given, it shall be given in accordance with Section 9.f of the Securities Purchase Agreement.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Martin C. Stammer, its Chief Financial Officer, as of September 29, 2016.

STEREOTAXIS, INC.

By:	/s/ Martin C. Stammer
Name: Martin C. Stammer
Title: Chief Financial Officer

EXHIBIT I

STEREOTAXIS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, with a stated value of $1,000 per share (the “Preferred Shares”), of Stereotaxis, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock

to be issued:

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designations as follows:

☐ Deposit/Withdrawal At Custodian (DWAC) system; or
☐ Physical Certificate; or
☐ Direct Registration System (DRS)

Issue to:

Address (for delivery of physical certificate or DRS statement, as applicable):

Facsimile Number:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs                     to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                     , 2016 from the Company and acknowledged and agreed to by                     .

STEREOTAXIS, INC.

By:
Name:
Title:

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